REVISED from 8-1-99 Code
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                             RESOURCE COMPANIES INC.

                          CODE OF ETHICS - INVESTMENTS
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                         Effective as of August 1, 2000

I.   Definitions
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     A.   "Resource" means any employee of Resource Companies Inc., Resource
          Trust Company, or Resource Capital Advisers, Inc.

     B. "Access Persons" means any director, officer, or Advisory Person of Resource who has access to client account management, planning, and implementation. (Access Person includes: Advisory Persons, Investment Personnel, and Portfolio Managers.)

     C. "Advisory Person" means any employee of Resource who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities for any client account, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to Resource who obtains information concerning recommendations made to any client account with regard to the purchase or sale of securities.

     D. "Investment Personnel" means Portfolio Managers as well as any employee of Resource Capital Advisers, Inc.

II.  Statement of General Principles
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     It is the policy of Resource that:

     A. With respect to their personal investment activities, it is the duty of Access Persons at all times to place the interests of the clients first.

     B. All personal securities transactions of Access Persons be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of Access Person's and Advisory Person's position of trust and responsibility.

     C. Access Persons should not take inappropriate advantage of their positions with respect to their personal investment activities.
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III. Exempted Transactions
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     The provisions of Section IV of this Code of Ethics shall not apply to purchases or sales of securities which:

     A. Are effected in an account or in a manner over which the Access Person has no direct or indirect influence or control;

     B. The client accounts are not permitted to purchase or sell in accordance with their investment policies and restrictions;

     C. Are effected pursuant to a systematic dividend reinvestment, cash purchase, or withdrawal plan;

     D. Are effected in connection with the exercise of sale of rights to purchase additional securities from an issuer and granted by such issuer pro rata to all holders of a class or its securities; or

     E. Are issued by the government of the United States or, with respect to short-term debt securities, its agencies or instrumentalities, or are bankers' acceptances, bank certificates of deposits, commercial paper, or shares of registered open-end investment companies (mutual funds);

     F. Are effected in connection with the call by the issuer of a preferred stock or bond;

     G. Are effected in connection with the exercise by a second party of a put or call option;

     H. Are securities derived from market indexes (i.e., S&P depository receipts, (Spiders), S&P Futures, index options, etc.)

IV.  Prohibited Purchases and Sales
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     A.   Except in a transaction exempted by Section III of this Code of
          Ethics, no Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which Resource has a pending "buy" or "sell" order in the same security until that order is executed or withdrawn.

     B. Investment Personnel may not acquire any securities in an initial public offering.

     C. Investment Personnel may not invest in a private placement of securities unless the individual receives prior approval of the compliance officer of Resource Capital Advisers, Inc. Prior approval shall not be given if the compliance


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          officer of Resource Capital Advisers, Inc. believes that the investment opportunity should be reserved for Resource clients or is being offered to the individual by reason of his or her position with Resource. Any such investments by the compliance officer of Resource Capital Advisers, Inc. must receive the prior approval of a Disinterested Director of Resource director who is not an access person. Investment Personnel who invest in a private placement must disclose that investment to all Portfolio Managers of Resource who are considering an investment in the issuer thereof on behalf of Resource, and all such investments must be independently reviewed by the compliance officer of Resource Capital Advisers, Inc.

     D. Investment Personnel shall not serve on the board of directors of publicly traded companies without prior authorization of the Board of Directors of Resource. The Board of Directors of Resource may so authorize such board service only if it determines that such board service is consistent with the interests of Resource and its clients.

V.   Reporting and Compliance Procedures
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     A.   Every Access Person shall report to Resource Capital Advisers'
          compliance officer the information described in Section V of this Code of Ethics with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. Prior to effecting a transaction in any security subject to the pre-clearance requirement of Section VI (A) of this Code of Ethics, any Access Person shall report to Resource Capital Advisers' compliance officer the name of the security involved, the nature of the transaction (i.e. purchase or sale or any other type of acquisition or disposition) and the name of the broker, dealer, or bank with or through whom the transaction will be effected.

     B. With respect to the reports required to be made by Section V(A) of this Code of Ethics, no later than ten (10) days after the end of the calendar quarter the following information is to be provided to the compliance officer of Resource Capital Advisers, Inc.:

          (1)  Title and the amount of the securities involved;

          (2) Date and nature of the transaction (i.e., purchase, sale, or other acquisition or disposition);

          (3)  Price at which the transaction was effected; and,

          (4) Name of the broker/dealer, or bank through which the transaction was effected.

          (5)  The date that the report is submitted by the access person.


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     C.   With respect to the reports required to be made by Section V(A) of this Code of Ethics, no later than ten(10) days after the person becomes an access person, the person shall provide an initial holdings report containing the following information to the compliance officer of Resource Capital Advisers, Inc.:

          (1) The title, number of shares and principal amount of each security;

          (2) The name of any broker, dealer or bank with whom the access person maintained an account;

          (3)  The date that the report is submitted by the access person.

     D. With respect to the reports required to be made by Section V(A) of this Code of Ethics, no later than January 30 of each year, every access person shall provide an holdings report containing the following information as of the preceding December 31:

          (1) The title, number of shares, and principal amount of each security;

          (2) The name of any broker, dealer or bank with whom the access person maintains an account;

          (3)  The date that the report is submitted by the access person.

     E. Investment Personnel shall direct their brokers to supply Resource Capital Advisers' compliance officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all accounts.

     F. Each year, Access Persons shall certify to Resource Capital Adviser's compliance officer that (1) they have read and understand this Code of Ethics and recognize that they are subject thereto, and (2) they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

     G. Each year Resource Capital Advisers' compliance officer shall prepare an annual report to Resource's board of directors that:

          (1) Summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

          (2) Identifies any violations requiring significant remedial action during the past year; and,

          (3) Identifies any recommended changes in existing restrictions or procedures based upon Resource's experience under this Code of Ethics,


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

               evolving industry practices, or developments in applicable laws or regulations.

     H. Investment Personnel are required, upon commencement of employment, to report all of their personal securities holdings to Resource Capital Advisers' compliance officer.

VI.  Pre-Clearance Procedures
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     The purpose of the pre-clearance procedures set forth below is to aid all
     Access Persons in avoiding the making of prohibited purchase and sale transactions for their own accounts (private, corporate, institutional). The supervision and administration of the pre-clearance procedure set forth below will be the direct responsibility of Resource Capital Advisers' compliance officer.

     A. Responsibility of Access Persons. It will be the responsibility of each Access Person to notify Resource Capital Advisers' compliance officer or designee of the name of the company whose securities he or she intends to purchase or sell prior to making a non-exempt transaction. (Security transactions which will be exempt from pre-clearance procedures are set forth below in Section E). It will be such Access Person's additional responsibility not to conclude the contemplated security transaction until Resource Capital Advisers' compliance officer gives a "yes" answer. Should the compliance officer give a "no" answer, the Access Person will have the responsibility of abstaining from making the intended security transaction. The Access Person may re-enter his or her request for pre-clearance of the same company name as many times as he or she wishes.

     B. Standard Pre-Clearance by Resource Capital Advisers' Compliance Officer. Upon being notified by an Access Person of the name and company whose security he or she intends to purchase or sell as a non-exempt transaction, Resource Capital Advisers' compliance officer, or designee, will take the following steps in a timely manner:

          (1) Ask the Portfolio Managers and trading personnel whether any securities or options therein of the company named is being considered for sale or purchase within the next 48 hours.

          (2) If any of the above respondents gives a "yes" answer, Resource Capital Advisers' compliance officer will give a "no" answer to the Access Person requesting pre-clearance of the intended personal security transaction. If all of the above respondents give a "no" answer, the compliance officer of Resource Capital Advisers will give a "yes" answer to the Access Person making the pre-clearance request. Such pre-clearance authorization is valid for two days. Every effort will be made to respond to the Access Person's request for pre-clearance the same day the request is made.


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     C.   Exception Pre-Clearance. In addition to the Standard Pre-clearance procedure set forth in paragraph 2 above, when an Access Person submits a pre-clearance request and it is not granted pre-clearance to proceed with the trade, an Exception Pre-clearance may be granted at the discretion of Resource Capital Advisers' compliance officer if the Access Person's contemplated activity in the security is consistent with such client activity, client activity has been completed, and in the opinion of the compliance, the client will not be adversely affected. Consistent activity would be where an Access Person wishes to purchase a security previously purchased by an individual client account or fund or wishes to sell a security previously sold by an individual account or fund. Exception will not be given if any portfolio managers are actively trading in client accounts or they will be active during the preclearance period.

     D. Record Keeping Responsibility of Resource Capital Advisers' Compliance Officer. Resource Capital Advisers' compliance officer or designee, will maintain a pre-clearance logbook. In it will be recorded information with regard to every pre-clearance request as follows:

          (1)  Date

          (2)  Name of Access Person making request

          (3) Name of company for which securities were requested to be pre-cleared

          (4)  Resource Capital Advisers' Compliance Officer's Approval (Section
               VI. A- "Yes" or "No")

               The Resource Capital Advisers' compliance officer will maintain confidentiality of the pre-clearance logbook.

     E. Security Transactions which are Exempt from Pre-Clearance Procedures. Security transactions which are exempt from the above pre-clearance procedures are those which:

          (1) Are effected in an account or in a manner over which the Access Person has no direct or indirect influence or control;

          (2) The client accounts are not permitted to purchase or sell in accordance with their investment policies and restrictions;

          (3) Are effected pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan, or systematic withdrawal plan;

          (4) Are effected in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro rata to all holders of a class of its securities;


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

          (5) Are effected in connection with the call by the issuer of a preferred stock or bond;

          (6) Are effected in connection with the exercise by a second party of a put or call option; or

          (7) Are for the purchase or sale of securities issued by the government of the United States or its agencies or instrumentalities, or are banker's acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies.

          (8) Are securities derived from market indexes (i.e., S&P depository receipts, (Spiders), S&P Futures, index options, etc.)

     F. Quarterly Review of Transactions. At the end of each quarter, Resource Capital Advisers' compliance officer will review the exception report prepared by the accounting department of Resource.

VII. Operating Guidelines (Investment Personnel Only)
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     A.   Entertainment
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          Entertainment by suppliers of goods and services to purchasers is an established business practice. Also, many desire to give luncheon or dinner meetings in order to make the best use of their own time in contacting purchasers of their research services. Therefore, the following entertainment practices will be acceptable:

          o    Breakfasts

          o    Luncheons

          o    After work cocktails

          o    Dinners

          Also, the following entertainment practices will be acceptable on an occasional basis:

          o    Tickets to theatrical performances and sporting events

          o Other recreational events such as boating, fishing, golf, tennis, etc.

          All of the above should be accepted in moderation and on a selective basis. Excessive entertainment is to be avoided in order to avoid any suggestion of bias in favor of that supplier's goods or services.


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     B.   Research Conferences
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          Attendance at research conferences at which other benefits are provided will be acceptable; however, reimbursements of travel and hotel room expenses by brokers must not be accepted. In no case will expenses of other family members be reimbursed.

     C.   Gifts
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          Gifts by suppliers of goods and services to purchasers is an established business practice; however, any such gifts with a value in excess of $50.00 must be returned. In no case should any gifts from a single source be accepted which aggregate more than $50.00 in any calendar year.

VIII.Sanctions
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     Upon discovering a violation of this Code of Ethics, the Board of Directors of Resource shall impose appropriate sanctions including censure, suspension, or termination of employment.


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